EXECUTION COPY                                                   Exhibit 10.3.26

                           PLANT CONNECTION AGREEMENT

                                     FOR THE

                             ORMESA GEOTHERMAL PLANT

                                     BETWEEN

                          IMPERIAL IRRIGATION DISTRICT

                                       AND

                                ORMESA GEOTHERMAL

                                                                  EXECUTION COPY

                                TABLE OF CONTENTS
                                -----------------

SECTION                               TITLE                                PAGE
-------                               -----                                ----

           ATTACHMENTS

           EXHIBIT "A"...................................................   15
           EXHIBIT "B"...................................................   17

1. PARTIES

         The parties to this Agreement are IMPERIAL IRRIGATION DISTRICT (IID), an irrigation district organized and operating under the laws of the State of
California and ORMESA GEOTHERMAL (ORMESA), a California Partnership (hereinafter individually Party, collectively Parties).

2. RECITALS

         2.1 ORMESA owns and operates a geothermal generating facility with a maximum 24 megawatt net output at the East Mesa Known Geothermal Resource Area
(KGRA) and sells the Plant electrical output to Southern California Edison
Company (SCE).

         2.2 SCE has entered into the Power Purchase Agreement dated July 18,
1984, (Purchase Agreement) with ORMESA to purchase all the electrical output from the Plant.

         2.3 SCE and ORMESA agree that the terms and conditions regarding transmission of the Plant's Energy to an IID/SCE point of interconnection shall be pursuant to the IID-Edison Transmission Service Agreement for Alternate
Resources between IID and SCE of September 10, 1985.

         2.4 Since the Plant has been built in the IID service territory, it will be convenient to connect the Plant to the IID electric system.

         ORMESA hereby grants the IID the right to enter the Plant site for any reasonable purposes connected with this Agreement, by previous arrangements with the Plant manager. Those reasonable purposes included maintenance and repairs to
IID equipment in ORMESA facilities, observing tests of said facilities, reading of kilowatt-hour meters, and the like.

         2.5 ORMESA desires to purchase and IID desires to sell the electrical energy necessary to satisfy the operation and maintenance power consumption requirements of the Plant for the life of the Plant that is not normally generated by the Plant itself, or portable generating equipment.

         2.6 The Parties desire, by means of this Agreement, to interconnect the
Plant to the IID electrical system and to establish the terms, conditions and obligations of the parties relating to such interconnection.

3. AGREEMENT

         The Parties agree as follows:

4. DEFINITIONS

         4.1 Authorized Representative: The representative of a Party designated in accordance with Section 13.

         4.2 Energy: Electric energy in excess of ORMESA's electric energy requirements, expressed in kilowatt-hours, generated by the Plant and measured and delivered to the Point of Delivery.

         4.3 Operation Date: The day on which the Plant Energy is accepted by
IID for SCE's account.

         4.4 Plant: A maximum of 24 MW net output geothermal generating facility owned by ORMESA including all associated equipment and improvements necessary for generating electric energy and transmitting it to the high voltage side of the power transformer.

         4.5 Point of Delivery: The point on the high voltage side of ORMESA's switchyard where IID's metering equipment measures the delivery of Energy to the
IID system as shown on Exhibit "B".

         4.6 System Emergency: A condition of IID's system which is likely to result in imminent significant disruption of service to customers or is imminently likely to endanger life or property.

5. EFFECTIVE DATE AND TERM

         This Agreement shall become effective when signed by the Parties and shall terminate

at the earlier of (i) midnight December 31, 2015, or (ii) at the option of the
IID, at the termination of a twenty-four (24) month period during which the
Plant has failed to operate continuously, or (iii) the date agreed to by the
Authorized Representatives.

6. CONNECTION OF PLANT

         6.1 ORMESA may electrically connect its Plant, in accordance with the provisions of this Agreement, so that it can operate in parallel with the IID electric system.

         6.2 Notwithstanding the provision that ORMESA has furnished the high voltage switchyard complete, including the high voltage oil circuit breakers and disconnect switches, the control of the high voltage oil circuit breakers and disconnect switches shall be under the control of the IID dispatcher.

7. ELECTRIC SERVICE TO ORMESA

         IID shall provide electric service to ORMESA pursuant to Section 12.

8. METERING OF ENERGY DELIVERIES

         Metering for electric service to ORMESA and for energy deliveries by
ORMESA to IID for SCE's account shall be at the Point of Delivery as shown on
Exhibit "B". Four meters shall be installed which shall measure and record flows in each direction as shown on Exhibit "B".

9. ORMESA DELIVERY AND IID ACCEPTANCE OF ENERGY FROM PLANT

         Whenever electric output from the Plant exceeds ORMESA's power requirements, ORMESA shall deliver all such excess output to IID for the account of SCE and IID shall accept such output for the account of SCE and deliver such output to SCE pursuant to transmission service agreement to be entered into between Southern California Edison Company and Imperial Irrigation District.

10. ORMESA'S GENERAL OBLIGATIONS

         ORMESA shall:

         10.1 Operate the Plant in a manner consistent with applicable electric utility industry standards, good engineering practice, and without degradation of quality or reliability of service to IID customers.

         10.2 Deliver the Plant's net electrical output to IID for the account of SCE at the Point of Delivery.

         10.3 Each Party shall provide the reactive K----- volt-ampere (KVA)
requirements of its own system so that there will be no interchange of reactive
KVA between systems. The Parties shall cooperate to control the flow of reactive
KVA to prevent the introduction of objectionable operating conditions on the system of either Party.

         10.4 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of the Plant with IID.

         10.5 Give IID a written schedule on or before June 1, and December 1, each year of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each month of the succeeding twelve-month (12) period commencing July 1, and January
1.

         10.6 Give IID a written schedule on or before the fifteenth (15th) day of each month of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each day of the succeeding calendar month.

         10.7 Give IID a schedule on or before 12:01p.m . on Tuesday of each seven-day (7) period of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each hour of the succeeding seven-day (7) period commencing at 12:01 a.m. on the following Monday; provided, however, that if any changes in the hourly deliveries so scheduled become necessary, ORMESA shall notify IID of such changes as far in advance as possible.

         10.8 Provide IID any reasonable rights-of-way and access required for testing and reading of meters by previous arrangement with the Plant manager.

         10.9 When IID determines that it is necessary to utilize the transmission capability being utilized by ORMESA to meet IID's load requirements,

         a) pay its pro-rata share of the total costs associated with extensions or upgrades of IID's existing system and/or a new system required for delivery of ORMESA's power, or

         b) arrange for transmission capability exclusive of IID. In any event,
IID will give ORMESA 60 months written notice of such determination.

         10.10 Carry out the directions of the Authorized Representatives with respect to the matters set forth in this Agreement.

11. IID'S GENERAL OBLIGATIONS

         11.1 Accept the Plant's net electrical output for the account of SCE at the Point of Delivery and concurrently delivery an equal amount of electric energy to the SCE system at IID/SCE point(s) of interconnection.

         11.2 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of IID transmission facilities with ORMESA and notify ORMESA of any changes as far in advance as possible.

         11.3 Carry out the directions of the Authorized Representative with respect to the matters set forth in this Agreement.

         11.4 Operate its system in a manner consistent with applicable utility industry standards and good engineering practices.

12. BILLING

         12.1 IID shall read the meters monthly according to its regular meter reading schedule beginning no more than thirty (30) days after the date that electric energy is first supplied to ORMESA. IID monthly shall send ORMESA within ten (10) working days after the meter is read a bill for electric service. ORMESA shall pay IID the total amount billed within thirty (30) days of receipt of the bill.

         12.2 IID shall bill ORMESA for ORMESA's consumption of energy from
IID's resources in accordance with Rate Schedule A-2, as it may be revised from time to time. Copy of current Rate Schedule A-2, is attached as Exhibit "A".

         12.3 If ORMESA disputes a bill, payment shall be made as if no dispute exists pending resolution of the dispute by the Authorized Representatives. If the bill is determined to be in error, the disputed amount shall be refunded by
IID including interest at the rate of one and on-half percent (1-1/2%) per month, compounded monthly, from the date of payment to the date the refund check or adjusted bill is mailed.

13. AUTHORIZED REPRESENTATIVES

         13.1 Within thirty (30) days after the date this Agreement is signed, each Party shall designate, by written notice to the other Party, an Authorized
Representative who is authorized to act in its behalf in the implementation of this Agreement and with respect to those matters contained herein which are the functions and responsibilities of the Authorized Representatives. Either Party
may, at any time, change the designation of its Authorized Representative by written notice to the other Party.

         13.2 IID's Authorized Representative shall develop detailed written procedures necessary and convenient to administer this Agreement within six (6)
months after the date signed. Such procedures shall be submitted to ORMESA
Authorized Representative for review, comment,

discussion and concurrence before they are put into effect. Such procedures shall include, without limitation: (i) communication between ORMESA and IID's electric system dispatcher with regard to daily operating matters, (ii) billing and payments, (iii) specified equipment tests, and (iv) operating matters which affect or may affect quality and reliability of service to electric customers and continuity of delivers to SCE.

         13.3 The Authorized Representative shall have no authority to modify any of the provisions of this Agreement.

14. METERS

         14.1 All meters shall be sealed and the seal shall be broken only upon occasions when the meters are to be inspected, tested or adjusted.

         14.2 IID shall inspect and test all meters upon their installation and at least once every year thereafter. If requested to do so by ORMESA, IID shall inspect or test a meter more frequently than every year, but the expense of such inspection or test shall be paid by ORMESA unless the meter is found to register inaccurately by more than two percent (2%) from the measurement made by a standard meter. Each Party shall give reasonable notice to the other Party of the time when any inspection or test shall take place and that Party may have representatives present at the test or inspections. If a meter is found to be inaccurate or defective, it shall be adjusted, repaired or replaced in order to provide accurate metering. All adjustments due to inaccurate meters shall be limited to the preceding six (6) months.

         14.3 If a meter fails to register, or if the measurement made by a meter during a test varies by more than two percent (2%) from the measurement made by the standard meter used in the test, adjustment shall be made correcting all measurements made by the inaccurate meter for:

               (i)  the actual period during which inaccurate measurements were made, if the period can be determined, or if not,

               (ii) the period immediately preceding the test of the meter equal the one-half (1/2) the time from the date of the last
                    previous test of the meter; provided, however, that the
                    period covered by the correction shall not exceed six (6)
                    months.,

         14.4 ORMESA shall telemeter information to IID's new dispatch center regarding the kilowatts, kilowatt-hours, kilovars and kilovar-hours delivered to or received from IID at the Point of Delivery over phone line leased by ORMESA.

         IID shall purchase, own and shall design, install, operate, maintain, or cause to be designed, installed, operated, and maintained, equipment to automatically transmit from the Plant to IID's new dispatch center continuous values of Plant output expressed as megawatts, megavars and megawatt-hours. IID may thereupon bill and ORMESA shall promptly pay IID's cost of design, purchase and installation of said equipment which cost is estimated to be $35,000.00.
ORMESA shall have the right to audit IID's records and accounts to verify the cost of said equipment.

15. CONTINUITY OF SERVICE

IID shall not be obligated to accept and IID may require ORMESA to temporarily curtail, interrupt or reduce deliveries of energy upon advance notice to ORMESA, when such curtailment, interruption or reduction is required in order for IID to construct, install, maintain, repair, replace, remove, investigate or inspect any of its equipment or any part of its system of if IID determines that such curtailment, interruption or reduction is necessary because of a System
Emergency, forces outages or abnormal operating conditions on its system. IID shall use reasonable efforts to

keep interruptions and curtailments to a minimum time.

16. LIABILITY

         16.1 Neither Party shall hold the other Party, its officers, agents or employees liable for any loss, damage, claim, cost, or expense for loss of or damage to property, or injury or death of persons, which arises out of the first
Party's ownership, operation or maintenance of facilities on its own side of the
Point of Delivery, except as provided in Section 16.2.

         16.2 Each Party agrees to defend, indemnify and save harmless the other
Party, its officers, agents, or employees against all losses, claims, demands, costs or expenses for loss of or damage to property, or injury or death of persons, which directly or indirectly arise out of the indemnifying Party's performance pursuant to or breach of or default under this Agreement; provided, however, that a Party shall be solely responsible for any such losses, claims, demands, costs or expenses which result from its sole negligence or willful misconduct.

17. UNCONTROLLABLE FORCE

         Neither Party shall be considered to be in default with respect to any obligation hereunder, other than the obligations to pay money, if prevented from fulfilling such obligation by reason of an uncontrollable force. The term
"uncontrollable force" means any cause beyond the control of the Party affected, including, but not limited to, failure or threat of imminent failure of facilities, flood, earthquake, storm, lighting, fire, epidemic, war, riot, civil disturbance, sabotage and restraint by court or public authority, which by exercise of due diligence and foresight could not reasonably have been avoided.
Whichever Party is rendered unable to fulfill any obligation by reason of uncontrollable forces shall give prompt written notice of such fact to the other
Party and shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing in this Agreement shall require a Party to settle any strike or labor dispute in which it is involved.

18. INTEGRATION AND AMENDMENTS

         This Agreement constitutes the entire agreement between the Parties relating to the interconnection of ORMESA's Plant to IID's electric system, the acceptance of energy by IID from ORMESA and the providing of the electric service by IID. No oral agreement or prior written agreement between the Parties shall be of any effect whatsoever; provided, however, that any arrangements agreed upon by the Authorized Representatives within the limits of their authority, and consistent with this Agreement shall be binding upon the Parties.
All changes to this Agreement shall be in writing and shall be signed by an officer of each Party.

19. NON-WAIVER

         None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either
Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future; but the same shall continue and remain in full force and effect.

20. NO DEDICATION OF FACILITIES

         Any undertaking by one Party to the other Party under any provision of this Agreement shall not constitute the dedication of the system or any portion thereof by the Party to the public or to the other Party, and it is understood and agreed that any such undertaking under any provision of this Agreement by a
Party shall cease upon the termination of its obligations hereunder.

21. SUCCESSORS AND ASSIGNS

         21.1 This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

         21.2 No assignment of this Agreement, or any part thereof, by either
Party shall be

valid unless approved in writing in advance by the other Party. Such approval of assignment shall not be unreasonably withheld.

22. EFFECT OF SECTION HEADINGS

         Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.

23. GOVERNING LAW

         This Agreement shall be interpreted, governed and construed under the laws of the State of California or the laws of the United States, as applicable.

24. ARBITRATION

         24.1 Any dispute arising out of or relating to this Agreement, or the breach thereof, which is not resolved by the Parties acting through their
Authorized Representatives shall be settled by arbitration to the extent permitted by the laws applicable to the Parties; provided, however, that no
Party to the dispute shall be bound to any greater extent than any other Party to the dispute. Arbitration shall not apply to any dispute or mater that is within the jurisdiction of any regulatory agency.

         24.2 Any demand for arbitration shall be made by written notice to the other Party setting forth in adequate detail the nature of the dispute, the issues to be arbitrated, the amount or amounts, if any, involved in the dispute, and the remedy sought. Within twenty (20) days from the receipt of such notice, the other Party may submit its own written statement of the dispute and may set forth in adequate detail any additional related matters or issues to be arbitrated.

         24.3 Within thirty (30) days after delivery of the written notice demanding arbitration, the Parties acting through their Authorized
Representatives shall meet for the purpose of selecting an arbitrator. The
Parties may agree upon a single arbitrator, but in the event that they cannot agree, three arbitrators shall be used. Each Party shall designate one arbitrator, and the two

arbitrators shall then select a third arbitrator. All arbitrators shall be persons skilled and experienced in the field in which the dispute has arisen and no person shall be eligible for appointment as an arbitrator who is or has been an officer or employee of either of the Parties or otherwise interested in the matter to be arbitrated. Should either party refuse or neglect to appoint an arbitrator or to furnish the arbitrators with any papers or information demanded, the arbitrators are empowered, by both Parties, to proceed without the participation or assistance of that Party.

         24.4 Except as otherwise provided in this Section, the arbitration shall be governed by the rules and practices of the American Arbitration
Association, or a similar organization if the American Arbitration Association should not at the time exist.

         24.5 Arbitration proceedings shall be held in Imperial, California, at a time and place to be selected by the arbitrators. The arbitrators shall hear evidence submitted by the Parties and may call for additional information which shall be furnished by the Party having such information. The arbitrators shall have no authority to call for information not related to the issues included in the dispute or to determine other issues not in dispute.

         24.6 If there is only one arbitrator, his decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. The decision of the arbitrators shall contain findings regarding the issues involved in the dispute, including the merits of the positions of the Parties, the materiality of any default, and the remedy or relief to which a Party shall be entitled. The arbitrators may not grant any remedy or relief which is inconsistent with this Agreement, nor shall the arbitrators make findings or decide issues not in dispute.

         24.7 The fees and expenses of the arbitrators shall be shared equally by the Parties, unless the decision of the arbitrators specifies some other apportionment. All other expenses and costs of the arbitration shall be borne by the Party incurring such expenses and costs.

         24.8 Any decision or award granted by the arbitrators shall be final and judgement may be entered on it in any court of competent jurisdiction. This agreement to arbitrate shall be specifically enforceable

25, ENTIRE AGREEMENT

         25.1 The complete agreement of the Parties is set forth in this
Agreement and all communications regarding subject interconnected operations whether oral or written, are hereby abrogated and withdrawn.

         25.2 IID shall not amend the IID-Edison Transmission Service Agreement for Alternate Resources between IID and SCE of September 10, 1985 to the extent that any such amendment shall apply to the Plant without the prior written consent of ORMESA.

         25.3 Notwithstanding any other provision of the Agreement, if IID has or hereinafter enters into any plant connection agreement with any alternate resource developer, which agreement contains terms more favorable to that developer than the terms extended to ORMESA, IID shall, within thirty (30) days following execution of such an agreement, modify this Agreement content with those more favorable terms.

26. NOTICES

         Any formal communication or notice in connection with this Agreement shall be in writing and shall be deemed properly given if delivered in person or sent first class mail, postage prepaid to the person specified below:

                                             ORMESA GEOTHERMAL
                                             500 Oermody Way
                                             Sparks, Nevada 89431

                                             IMPERIAL IRRIGATION DISTRICT

                                             c/o General Manager
                                             P.O. Box 937
                                             Imperial, California 92251

27. SEVERAL OBLIGATIONS

Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture, or impose a trust or partnership duty, obligation or liability on or with regard to either
Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

28. SIGNATURE CLAUSE

         The Parties have caused this Agreement to be executed in their respective names, in duplicate, by their respective officers hereunto this 1st day of October, 1985.

                                           ORMESA GEOTHERMAL / ORMAT ENGINEERING
                                           INC.
                                              as General Partner

                                           By: /s/ Indecipherable
                                              ----------------------------------
                                                        Vice-President

ATTEST:

By: /s/ Indecipherable
   ----------------------------------
               Secretary

                                           IMPERIAL IRRIGATION DISTRICT

                                           By: /s/ W. R. Condit
                                              ----------------------------------
                                                President, Board of Directors

ATTEST:

By: /s/ Larry E. Beck
   ----------------------------------
              Secretary

                                   EXHIBIT "A"

IMPERIAL IRRIGATION DISTRICT                            Revised Sheet No. 166
     Imperial, California                               Cancelling Sheet No. ___

                                  SCHEDULE A-2
                         GENERAL WHOLESALE POWER SERVICE

APPLICABILITY

     Applicable to general wholesale power service for industrial, commercial and agricultural purposes, subject to special conditions hereinafter stated.

     Applicable to standby or breakdown service where the entire electric power requirements on the customer's premises are not regularly supplied by the
District.

MONTHLY RATE

     The monthly rate shall be the sum of A, B, C and D.

     A. Demand Charge ................ $2.52 per kilowatt of Billing Demand.

     B. Energy Charge................. 5.60 CENTS per kwh.

     C. Energy Cost Adjustment -

          The amount computed in accordance with Schedule ECA.

     D. Power Factor Adjustment -

               A charge of $0.25 per kilovar of reactive demand as measured by the incoming kilovar demand meter for each Kilovar in excess of .60 times the kilowatt demand measured and supplied by the District.

MINIMUM CHARGE

     The minimum charge shall be the demand charge, but in no case shall the minimum charge be less than the demand charge (A) multiplied by 75% of the highest maximum demand established in the preceding 11 months.

SPECIAL CONDITIONS

     (a)  Voltage: This schedule applies to service rendered at a transmission voltage of 34.5-kv or above. It shall be the responsibility of the customer to furnish transformation to any other voltages required.

     (b)  Billing Demand: The billing demand shall be the kilowatts of measured maximum demand but in no case less than 75 percent of the highest maximum demand established in the preceding 11 months. The measured maximum demand in any month will be the average kilowatt delivery indicated or recorded by the District's demand meter in the l5-minute interval in which such delivery is greater than any other 15-minute interval. In case the load is intermittent or subject to violent fluctuations, the District may base the demand upon a 5-minute interval instead of a 15-minute interval.

     (c)  A minimum connected load of 5000 kw shall be required.

Board Resolution                                                  Date Effective
July 3, 1984                                                      August 1, l984

IMPERIAL IRRIGATION DISTRICT                           Revised Sheet No. 167
     Imperial, California                              Cancelling Sheet No.___

                            SCHEDULE A-2 (Continued)
                         GENERAL WHOLESALE POWER SERVICE

     (d)  Parallel Operation: A customer may operate its generating plant in parallel with the District's system if such customer installs and operates such control and protective equipment as required by the
          District.

     (e)  Metering: The District will provide the normal metering equipment for the size and type of load served. Additional metering which may be required by the District shall be furnished by the customer and tested in accordance with requirements of the District. Meters shall not allow reverse registration.

     (f)  Regulations Governing Sale of Electric Energy: Service under this rate schedule is subject to the District's Regulations Governing the Sale of Electric Energy.

Board Resolution                                                  Date Effective
July 3, 1984                                                      August 1, 1984

                                    Exhibit B

 [Graphic: Simplified Switch Connection Diagram of Imperial Irrigation District
                              to Ormesa Geothermal]

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